Page 1 of 2 ®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow General Business Dow and Innventure to Collaborate on Waste-to-Value Platform Innventure founds fourth company, Refinity, to commercialize cost-effective conversion of mixed wastes to petrochemical feedstocks MIDLAND, Mich. & ORLANDO, Fla. – December 18, 2024 – Dow (NYSE: DOW) and Innventure (NASDAQ: INV), a technology commercialization platform, today announced plans to collaborate to develop and commercialize new waste-to-value technologies. The collaboration aims to enable globally scalable, cost-effective conversion of mixed wastes to petrochemical feedstocks. Innventure has created a new subsidiary, Refinity, to commercialize cost-effective waste-to- value technologies. Refinity will work directly with Dow to scale and commercialize technologies aimed at converting mixed waste, including hard-to-recycle plastic waste, to petrochemical feedstocks. The sustainable chemicals produced by Refinity will serve as direct replacements for existing fossil fuel-based feedstocks. Dow will provide technical resources to support the engineering development and deployment of new waste-to-value processes and work with Refinity to identify preferred sites for future commercial plant operations. This collaboration with Innventure aligns with Dow’s strategy to work with partners to accelerate the development and deployment of advantaged technologies and deliver the volumes and incremental profit goals of its Transform the Waste goal. Via Refinity, Innventure licenses novel, high yield thermochemical processes; for example, gasification to convert mixed plastic waste to light olefins. Dow anticipates contributing other technologies as part of the collaboration in the future. Refinity and Dow may also collaborate to develop selected parts of the waste supply chain, including waste plastic feedstock aggregation and upgrading. “Dow is committed to transforming plastic waste into circular solutions that result in high -quality resins demanded by our customers while helping to accelerate a circular economy,” said Dave Parrillo, vice president for Research & Development, Dow Packaging & Specialty Plastics and Hydrocarbons. “We are excited to work with Refinity on waste-to-value which can be combined with Dow’s efforts to Decarbonize & Grow and its Path2Zero journey. We are also excited to work more broadly with Innventure, whose differentiated model for technology commercialization and new company creation can help Dow accelerate our Transform the Waste initiative.” Bill Haskell, CEO of Innventure, added, "Partnering with industry-leading multinational corporations like Dow to accelerate the commercialization of game-changing technologies is core to Innventure’s business model. Through the collaboration with Dow, our new subsidiary,

Page 2 of 2 ®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow General Business Refinity, intends to accelerate the development and deployment of differentiated waste conversion processes globally." Dow and Innventure are committed to accelerating circularity on a global scale. Dow has a sustainability target to Transform the Waste and commercialize three million metric tons of circular and renewable solutions by 2030. About Innventure Innventure (NASDAQ: INV), founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from multinational corporations. As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure def ines ‘‘disruptive’’ as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate. About Dow Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com. ### For further information, please contact: Sarah Young Laurie Steinberg Dow Innventure syoung3@dow.com press@innventure.com